Filed pursuant to Rule 424(b)(5)
SEC File No. 333-100321

PROSPECTUS SUPPLEMENT

(To prospectus dated October 28, 2003)

1,400,000 Shares

Common Stock

We are selling 1,400,000 shares of our common stock. Our common stock is listed on the Nasdaq National Market under the symbol “AGII.”

On October 4, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $27.10 per share.

You should consider the risks that we have described in “ Risk Factors” beginning on page 3 of the accompanying prospectus before buying our common stock.

	Per Share	Total
Public offering price	$26.75	$37,450,000
Underwriting discount	$1.15	$1,610,000
Proceeds, before expenses, to us	$25.60	$35,840,000

The underwriters may purchase up to an additional 210,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common shares to purchasers on or about October 11, 2005.

RAYMOND JAMES

The date of this prospectus supplement is October 5, 2005.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain “forward looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “expects,” “may,” “potential,” “continued,” “plans,” “estimates,” “anticipates,” or similar words are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. The forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that actual developments will be those anticipated by us. Actual results may differ materially as a result of significant risks and uncertainties. These risks and uncertainties, some of which are described with the forward-looking statements, include, but are not limited to:

•	non-receipt of expected payments,

•	changes in interest rates,

•	effect of the performance of financial markets on investment income and fair values of investments,

•	development of claims and the effect on loss reserves,

•	accuracy in projecting loss reserves,

•	the impact of competition and pricing environments,

•	changes in the demand for our products,

•	the effect of general economic conditions,

•	man-made and natural disasters,

•	availability and cost of reinsurance,

•	adverse state and federal legislation, regulations and regulatory investigations into industry practices,

•	developments relating to existing agreements,

•	heightened competition,

•	changes in pricing environments and

•	changes in asset valuations.

We describe these and other risks and uncertainties in greater detail under the caption “Risk Factors” in the accompanying prospectus and in our recent public filings with the Securities and Exchange Commission, or SEC. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

You should not place undue reliance on any such forward-looking statements. Forward-looking statements speak only as of the date they are made. We do not undertake, and specifically disclaim any obligation, to release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

In this prospectus supplement, the terms “we,” “us” or “our” include Argonaut Group, Inc. and its consolidated subsidiaries.

Unless otherwise stated in this prospectus supplement, we have assumed throughout this prospectus supplement that the underwriters’ over-allotment option is not exercised.

You should rely on the information contained or incorporated in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus are not an offer to sell, nor are they seeking an offer to buy, these securities where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

SUMMARY

The following summary highlights selected information contained or incorporated by reference in this prospectus supplement and does not contain all the information that may be important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” and the financial data and related notes and the information incorporated by reference herein and therein, before making a decision to invest in our common stock.

Our Business

We are a national underwriter of specialty insurance in niche areas of the property and casualty marketplace, providing a variety of specialty products in all 50 states on both an admitted and non-admitted basis. Our growth has been achieved both organically through a focused operational strategy and underwriting discipline and as a result of acquisition activity. Beginning in 2001 we have made certain acquisitions that have diversified product offerings and geographical distribution. We plan to focus on businesses capable of producing underwriting profits through our multi-channel distribution. Today, our largest business segment is excess and surplus lines, or E&S. Our Select Markets segment has grown organically and through acquisition and our Public Entity segment is maturing into a consistent contributor to revenue and underwriting profit. Lastly, we have sold a substantial portion of our Risk Management Segment which provided casualty risk management solutions to middle market customers.

Excess and Surplus Lines.    E&S insurance carriers provide insurance that is unavailable or difficult to obtain by businesses in the admitted market due to the unique characteristics of the insureds or the lack of insurers offering such coverage. The excess and surplus lines market allows us to underwrite certain risks with more flexible policy terms at unregulated premium rates. We have two platforms from which to provide E&S coverage: (1) Colony Insurance Group, or Colony, provides commercial liability, commercial property, product liability and environmental liability coverages to commercial enterprises, including restaurants, artisan contractors, day-care centers and manufacturers, and professional liability coverages for health care providers and other professionals and (2) Argonaut Specialty provides commercial property, casualty and excess casualty coverages to commercial enterprises, including contractors, restaurants, amusement parks, carnivals, golf courses and apartment complexes. The risks underwritten by Argonaut Specialty are typically larger than those provided by Colony Insurance Group in terms of policy limits and the average premium per policy. Argonaut Specialty also has a distribution model that differs from Colony Insurance Group in that we utilize a much smaller number of wholesale agents. Argonaut Specialty commenced underwriting business in April of 2005.

Additionally, on March 28, 2005, our E&S segment acquired from Fireman’s Fund Insurance Company the renewal rights and certain assets of the Binding Authority Business segment underwritten by a subsidiary of Fireman’s Fund Insurance Company. Through June 30, 2005 the E&S segment had gross written premium of approximately $33.0 million related to this renewal rights acquisition.

For the six months ended June 30, 2005, our E&S business segment generated $257.7 million, or 54.7%, of our gross written premiums.

Select Markets.    This segment provides property and casualty coverages targeting specific groups of insureds and is underwritten by Argonaut Great Central Insurance Company, or Argonaut Great Central, Grocers Insurance, or Grocers, and Rockwood Casualty Insurance Company, or Rockwood. Argonaut Great Central specializes in providing package insurance policies and focuses on small to medium-sized risks in three broadly defined markets: hospitality, retail services and organizations, associations and institutions. Argonaut Great Central provides property, general liability, commercial automobile, workers’ compensation and umbrella insurance policies.

In December 2003, we entered into a renewal rights agreement with Royal & Sun Alliance USA, Inc. to acquire renewal rights underwritten by the Grocers unit of Royal & Sun Alliance USA, Inc. Grocers provides property, liability and workers’ compensation programs to privately owned independent grocers throughout the United States. Grocers currently underwrites business in approximately 40 states. The business generated as a result of this acquisition have been included in the Select Markets segment since the first quarter of 2004.

Rockwood primarily provides workers’ compensation insurance for coal mines, other mining businesses and small commercial accounts. In addition, Rockwood provides supporting general liability, pollution liability, umbrella liability, inland marine, commercial automobile and surety business for certain of its coal mine accounts.

For the six months ended June 30, 2005, our select markets business segment generated $111.0 million, or 23.6%, of our gross written premiums.

Risk Management.    On August 26, 2005 we sold the renewal rights to a substantial portion of Argonaut Insurance Company’s Risk Management business to XL America, Inc., the holding company for XL Capital’s U.S. operations. The business underwritten by the Risk Management segment through Argonaut Insurance Company and its pooled subsidiaries was primarily workers’ compensation. The Risk Management business concentrated on underwriting casualty risk management solutions for accounts that generally produce annual premiums between $500,000 and $5.0 million. Our insurance products were designed to meet the needs of business customers that are willing and able to bear a substantial portion of the insurance risk through high deductibles and retrospectively rated premiums. For the six months ended June 30, 2005, our risk management business segment generated $74.7 million, or 15.8%, of our gross written premiums.

Public Entity.    Trident Insurance Services LLC provides insurance solutions for small to medium-sized governmental entities throughout the United States. Trident offers comprehensive insurance packages, including property, inland marine, crime, general liability, public officials’ liability, law enforcement liability, automobile liability, automobile physical damage and excess liability coverages. Trident functions as a managing general underwriter and underwrites its products through Argonaut Great Central and Argonaut Insurance Company. For the six months ended June 30, 2005, our public entity business segment generated $28.2 million, or 6.0%, of our gross written premiums.

In the fourth quarter of 2003, we purchased the renewal rights and certain other assets of Coregis Group, Inc., a unit of GE Capital Company. The business generated from this acquisition is included in the public entity segment since the first quarter of 2004.

Our insurance subsidiaries are rated by A.M. Best Company, which is considered to be the leading insurance rating agency. The A.M. Best ratings of our insurance subsidiaries are as follows: Argonaut Insurance Company is rated as an “A” (Excellent) (3rd highest rating out of 16 rating classifications) with a negative outlook; Colony and Rockwood are rated as an “A” (Excellent) with a stable outlook; and Argonaut Great Central is rated as an “A-” (Excellent) (4th highest rating out of 16 rating classifications) with a stable outlook. A.M. Best’s ratings are used by insureds, agents and brokers, and other insurance companies as an indicator of financial strength and security. Its ratings are not intended to reflect the quality of the rated company for investment purposes. Standard & Poor’s, a provider of counterparty credit and financial strength ratings, has assigned the Argonaut Insurance Group a financial strength rating of “A-” (“Strong”) (7th highest rating out of 21 rating classifications), with a stable outlook.

Argonaut Group, Inc. was incorporated in Delaware in 1986, and its executive offices are located at 10101 Reunion Place, Suite 500, San Antonio, Texas 78216. Our telephone number is (210) 321-8400.

Recent Developments

On September 27, 2005, we announced that we estimated that we would incur approximately $10.0 million in pre-tax losses relating to Hurricane Katrina for the quarter ending Sept. 30, 2005. We also announced that as a result of progress made during the quarter to address certain remaining legacy issues, we expect to record a pre-tax charge of approximately $8.0 million attributable to these legacy issues discussed in further detail below.

We estimated that we would incur $10.0 million in pre-tax losses for Hurricane Katrina, attributable primarily to policies issued by our E&S segment. This estimate was calculated net of expected reinsurance recoveries, but inclusive of reinsurance reinstatement premiums and our five percent co-participation in our property catastrophe reinsurance treaty. In reaching this estimate, we relied on information then available from preliminary claims notifications, portfolio modeling, and assessment of the exposures insured under individual policies. Gross losses from Katrina are expected to be within the limits available to us under our property catastrophe reinsurance treaty.

Although it is too early to quantify with any certainty the gross losses which we may incur with respect to Hurricane Rita, we believe that we maintain adequate property catastrophe reinsurance protection to respond to this event. We maintain $60.0 million of property catastrophe reinsurance protection inclusive of a $4.0 million per occurrence retention, with reinstatements that we believe are adequate to protect against future events.

Also on September 27, 2005, we provided information on the following other business events that would impact 2005 third quarter financial results:

Commutation of Adverse Development Cover.    We expect to realize pre-tax income of approximately $7.0 million relating to the commutation of our adverse development cover with Inter-Ocean N.A. Reinsurance Company, Ltd. As previously disclosed in our periodic filings with the SEC, in December 2002, we executed a retroactive reinsurance agreement that provided protection from adverse development on existing loss reserves. This agreement was commuted during the quarter ended September 30, 2005.

Reinsurance Balances Recoverable.    As noted previously in our SEC filings, we are pursuing commutation of certain reinsurance treaties, including treaties with subsidiaries of Trenwick Group, Ltd. Based on the range of possible outcomes with respect to commuting such balances, we have determined that our allowance for doubtful accounts related to these treaties should be increased by approximately $10.0 million. In the event treaties are commuted, we will receive cash proceeds approximately equal to the present value of the claims projected to be payable over time. These proceeds would be invested in our investment portfolio and, accordingly, are expected to earn interest over the duration of the claims payout period.

Asbestos and Environmental Reserves.    In conjunction with our annual asbestos and environmental, or A&E, review process, our preliminary review indicated our gross and net reserves for losses remain adequate. However, we have determined that we should increase by approximately $4.0 million our unallocated loss adjustment expense reserve for A&E reserves. This reserve takes into account costs associated with settling future A&E claims and is primarily the expense of maintaining our specialized A&E claims unit.

Risk Management.    On August 26, 2005, we sold a substantial portion of our Risk Management business to XL America, Inc. As a result of the sale, we anticipate incurring a restructuring charge in the 2005 third quarter of less than $1.0 million.

MTA Receivable.    On August 29, 2005, Argonaut Insurance Company reached a settlement in its long-standing dispute with the Los Angeles County Metropolitan Transportation Authority, or MTA. Under the terms of the settlement, Argonaut Insurance Company received a cash payment from the MTA in the amount of $45.0 million on September 14, 2005. The MTA also agreed to make future payments to Argonaut Insurance Company out of funds recovered by the MTA from its excess liability insurers for the period covered by the settlement. This settlement will not impact the financial results for the three months ended September 30, 2005, but the proceeds of the settlement will earn interest as the funds will be invested in our investment portfolio.

Trust Preferred Securities.    On September 15, 2005, through a statutory trust, we sold $30 million of fixed/floating rate capital securities, or Capital Securities, in a private sale. In conjunction with the sale of the Capital Securities, the trust sold $0.9 million of fixed/floating rate common securities to us. The trust used the proceeds from this sale to purchase $30 million of fixed/floating rated junior subordinated deferrable interest debentures. The interest rate on the debentures and the Capital Securities are fixed at 7.75% for a five-year period and variable thereafter.

THE OFFERING

Common stock offered by us	1,400,000 shares

Common stock to be outstanding after the offering	30,094,164 shares

Nasdaq National Market symbol	AGII

The number of shares of common stock offered by this prospectus supplement and the number of shares to be outstanding after the offering assumes that the underwriters’ over-allotment option is not exercised. See “Underwriting” for more information about this option.

Pursuant to our certificate of incorporation, as amended, we have an aggregate of 70 million shares of our common stock authorized.

The number of shares of common stock to be outstanding after the offering is based on the number of shares outstanding as of October 4, 2005 and does not include:

•	2,956,394 shares reserved for issuance under various employee compensation plans. As of October 4, 2005, we had options to purchase 2,694,972 shares of common stock at a weighted average exercise price of $18.88 per share outstanding under these plans; or

•	2,453,310 shares reserved for issuance upon the conversion of 2,453,310 shares of our Series A Mandatory Convertible Preferred Stock outstanding as of October 4, 2005.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the information under “Risk Factors” beginning on page 3 of the accompanying prospectus as well as all other information included in this prospectus supplement, including the documents incorporated by reference in this prospectus supplement.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of our common stock will be approximately $35.5 million ($40.9 million if the underwriter’s over-allotment option is exercised in full), after deducting the underwriting discounts and commissions and estimated offering expenses. The net proceeds to us from the offering will be used for general corporate purposes, including capital contributions to our insurance subsidiaries and funding potential acquisitions.

UNDERWRITING

Raymond James & Associates, Inc. is acting as the sole underwriter of this offering. Subject to the terms and conditions in the underwriting agreement dated October 5, 2005, Raymond James & Associates, Inc. has agreed to purchase from us 1,400,000 shares of our common stock (1,610,000 shares of our common stock if the underwriter’s option to purchase additional shares referred to below is exercised in full).

The underwriting agreement provides that the obligations of the underwriter to purchase and accept delivery of the common stock offered by this prospectus supplement are subject to approval by their counsel of legal matters and to other conditions set forth in the underwriting agreement. The underwriter is obligated to purchase and accept delivery of all of the shares of common stock offered by this prospectus supplement, if any are purchased, other than those covered by the over-allotment option described below.

The underwriter proposes to offer the common stock directly to the public initially at the public offering price indicated on the cover page of this prospectus supplement. After the initial public offering, the underwriter may change the public offering price and other selling terms. No such change will affect the amount of proceeds to be received by us as indicated on the cover page of this prospectus supplement. The shares of common stock are offered by the underwriter as stated in this prospectus supplement, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part.

We have granted to the underwriter an option, exercisable within 30 days after the date of this prospectus supplement, to purchase from time to time up to an aggregate of 210,000 additional shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discount. If purchased, these additional shares will be sold by the underwriter on the same terms as those on which the shares offered by this prospectus supplement are being sold. The underwriter may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

The following table summarizes the underwriting compensation to be paid to the underwriter by us. These amounts assume both no exercise and full exercise of the underwriter’s over-allotment option to purchase additional shares. We estimate that the total expenses payable by us in connection with this offering, other than the underwriting discount referred to below, will be approximately $305,000.

	Per Share	Without Option	With Option
Underwriting discount payable by us	$1.15	$1,610,000	$1,851,500

We have agreed to indemnify the underwriter against various liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

Subject to specified exceptions, each of our directors and our executive officers has agreed, for a period of 60 days after the date of this prospectus supplement, without the prior written consent of Raymond James & Associates, Inc., not to offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of any shares of our common stock or securities convertible into or exercisable or exchangeable for any shares of our common stock. This agreement also precludes any hedging collar or other transaction designed or reasonably expected to result in a disposition of our common stock or securities convertible into or exercisable or exchangeable for our common stock.

In addition, we have agreed that, for 60 days after the date of this prospectus supplement, we will not, directly or indirectly, without the prior written consent of Raymond James & Associates, Inc., issue, sell, contract to sell, or otherwise dispose of or transfer, any of our common stock or securities convertible into, exercisable for or exchangeable for our common stock, or enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of our common stock or securities convertible into, exercisable for or exchangeable for our common stock, except for our sale of common stock in this offering, and the issuance of options or shares of common stock under our existing incentive stock plans, employee benefit plans or dividend reinvestment and stock purchase plan.

To facilitate the offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after the offering. Specifically, the underwriter may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them by us. The underwriter may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriter. Short sales involve the sale by the underwriter of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase from us additional shares in the offering. The underwriter may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are sales in excess of this option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriter may conduct these transactions on the Nasdaq National Market or in the over-the-counter market, or otherwise. If the underwriter commences any of these transactions, it may discontinue them at any time.

In connection with this offering, the underwriter may also engage in passive market making transactions in the common stock on the Nasdaq National Market. Passive market making consists of displaying bids on the Nasdaq National Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that a passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Our common stock is listed on the Nasdaq National Market under the symbol “AGII.”

Raymond James & Associates, Inc. has performed investment banking and advisory services for us from time to time for which it has received customary fees and expenses. Raymond James & Associates, Inc. or its affiliates may in the future perform investment banking and other financial services for us and our affiliates in the ordinary course of business for which they may receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services. Raymond James & Associates, Inc. is currently a market maker in our common stock on the Nasdaq National Market.

LEGAL MATTERS

Kirkland & Ellis LLP, Chicago, Illinois, will issue an opinion about the legality of the common stock offered by this prospectus supplement and the accompanying prospectus. Foley & Lardner LLP, Chicago, Illinois, underwriter’s counsel, will also issue an opinion to the underwriter.

EXPERTS

The consolidated financial statements of Argonaut Group, Inc., appearing in Argonaut Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004, including schedules appearing therein, and Argonaut Group, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, appearing therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed on March 14, 2005;

•	our Definitive Proxy Statement filed on March 15, 2005;

•	our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2005, filed on May 7, 2005 and for the quarterly period ended June 30, 2005, filed on August 9, 2005;

•	our Current Reports on Form 8-K filed on January 4, 2005, March 17, 2005, March 21, 2005, August 26, 2005 and October 5, 2005; and

•	the description of our capital stock contained in the section entitled “Description of Argonaut Group Capital Stock” in our Form 10 filed with the SEC on September 4, 1986, as amended by a Restatement of the Certificate of Incorporation of Argonaut Group, Inc., filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003 and a Certificate of Amendment of Certificate of Incorporation of Argonaut Group, Inc., filed as Exhibit 99.1 to our Current Report on Form 8-K filed on May 25, 2004.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus supplement and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC.

Any statement contained in the accompanying prospectus or in a document incorporated by reference in this prospectus supplement shall be considered to be modified or superseded to the extent that a statement contained in this prospectus supplement (other than a statement contained in a document incorporated by reference in this prospectus that was filed prior to the date of the accompanying prospectus) or in any subsequently filed document that is incorporated by reference modifies or supersedes the statement. Any statement that is so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of any of the filings (excluding exhibits), at no cost, by writing or telephoning the following address:

Craig S. Comeaux

Corporate Secretary

Argonaut Group, Inc.

10101 Reunion Place

Suite 500

San Antonio, Texas 78216

(210) 321-8400

WHERE YOU CAN FIND MORE INFORMATION

You may read and copy any material that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access our SEC filings over the Internet at the SEC’s site at http://www.sec.gov.

PROSPECTUS

$150,000,000

Common Stock

Preferred Stock

Debt Securities

We will provide you with more specific terms of these securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

We may offer these securities from time to time in amounts, at prices and on other terms to be determined at the time of offering. The total offering price of the securities offered to the public will be limited to $150,000,000.

Argonaut Group, Inc.’s Common Stock, which is its only class of common stock, is listed on the Nasdaq Stock Market’s National Market under the symbol “AGII.”

Investing in our securities involves risks. See “ Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 28, 2003.

You should rely only on the information contained in this document or incorporated by reference into this document. We have not authorized anyone to provide you with information that is different. This prospectus and any supplement may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

BUSINESS OVERVIEW

Argonaut Group, Inc.

Introduction

Argonaut Group, Inc. is a national provider of specialty insurance products focused on specific niches of property-casualty insurance. The Company has continued its strategy initiated in 2001 of diversifying its product line and expanding geographically. Argonaut Insurance Company was established in 1948 and is directly owned by us and is the parent of our other property and casualty insurance companies. Workers’ compensation is the primary line of insurance written by Argonaut Insurance Company and the following subsidiaries: Argonaut-Midwest Insurance Company, Argonaut-Northwest Insurance Company, Argonaut-Southwest Insurance Company, and Georgia Insurance Company. Argonaut Insurance Company and the above subsidiaries have entered into a pooling agreement whereby all premiums, losses, and associated underwriting expenses are allocated between the members of the pool. Argonaut Great Central Insurance Company was established in Illinois in 1948 and was purchased by Argonaut Insurance Company in 1971. AGI Properties, Inc., a non-insurance company, owns and leases one property. In 2003, AGI Properties sold its other real estate holdings for approximately $63.8 million. AGI Properties was incorporated in California in 1970 and is wholly owned by Argonaut Insurance Company. Trident Insurance Services LLC, a managing general underwriter formed as a limited liability company in Texas, was established in 2000 and acquired by us in 2001. Argonaut Group is Trident’s immediate parent.

Another wholly-owned subsidiary of Argonaut Insurance Company, Front Royal, Inc., is a holding company for specialty insurance underwriters with particular expertise in excess and surplus lines and workers’ compensation for certain targeted types of businesses. Its principal subsidiaries are the Colony Insurance Group and the Rockwood Casualty Insurance Group. Colony is comprised of Colony Insurance Company, Colony National Insurance Company and Colony Specialty Insurance Company. Rockwood is comprised of Rockwood Casualty Insurance Company and Somerset Casualty Company. Colony Insurance Company, Colony National Insurance Company and Colony Specialty Insurance Company have entered into an intercompany pooling agreement whereby all premiums, losses and associated underwriting expenses are allocated between members of the pool. Rockwood Casualty Insurance Company and Somerset Casualty Company have also entered into an intercompany pooling agreement for Pennsylvania workers’ compensation policies.

Business Segments and Products

Our operations include four continuing business segments: excess and surplus lines, specialty commercial, risk management (formerly specialty workers’ compensation) and public entity. Additionally, we no longer underwrite certain coverages and classify the results as run-off for purposes of segment reporting.

Excess and Surplus Lines. Excess and Surplus Lines, or E&S, insurance carriers provide insurance that is unavailable or difficult to obtain by businesses in the admitted market due to the unique characteristics of the consumers or the lack of insurers writing such coverage. The excess and surplus lines market allows Colony to underwrite certain risks with more flexible policy terms at unregulated premium rates. Colony operates primarily on an E&S basis and focuses on insureds that generally cannot purchase insurance from standard lines insurers due to the perceived risks related to their businesses. Colony provides commercial liability, commercial property, products liability and environmental liability coverages to commercial enterprises, including restaurants, artisan contractors, day-care centers and manufacturers, and professional liability coverages for health care providers (other than physicians) and other professionals. Colony is approved as a non-admitted insurer in 48 states, the District of Columbia and the U.S. Virgin Islands.

Specialty Commercial. This segment provides property and casualty coverages targeting specific groups of insureds and is underwritten by Argonaut Great Central and Rockwood. Argonaut Great Central is domiciled in Illinois and specializes in providing package insurance policies for certain classes of insureds. Argonaut Great Central focuses on small to medium sized risks and targets three broadly defined markets: food and hospitality, retail services and organizations and institutions. Argonaut Great Central is licensed in 33 states and provides property, general liability, commercial automobile, workers’ compensation and umbrella insurance policies.

Rockwood concentrates on underwriting specialty workers’ compensation insurance and is licensed in 13 states. Premiums written in Pennsylvania, Rockwood’s domicilary state, account for approximately 70% of Rockwood’s business. Rockwood primarily provides workers’ compensation insurance for coal mines, other mining businesses and small commercial accounts. In addition, Rockwood provides supporting general liability, pollution liability, umbrella liability, inland marine, commercial automobile and surety business for its coal mine accounts. The supporting lines of business represent less than 10% of Rockwood’s gross written premiums.

Risk Management. Workers’ compensation is the primary line of insurance underwritten by Argonaut Insurance Company and its pooled subsidiaries. Argonaut Insurance Company and its pooled subsidiaries also underwrite complementary lines of commercial insurance for a small number of their clients, primarily consisting of general liability and commercial automobile, but generally target companies whose workers’ compensation needs will result in significant annual premiums (generally between $250,000 and $5 million.) Argonaut Insurance Company, domiciled in California, is licensed in 50 states and the District of Columbia.

In March 2003, Argonaut Insurance Company began to restructure its operations to concentrate on casualty risk management solutions for upper-middle market accounts where the insured is willing and able to assume a significant portion of the risk. With the elimination of non-strategic businesses, Argonaut Insurance Company has reduced its workforce by 63 employees as of June 30, 2003, and anticipates the reduction of an additional eight employees over the remainder of 2003. Severance costs of $0.9 million and outplacement and relocation costs of $0.3 million have been recognized as of June 30, 2003. Additionally, we closed three offices at a total cost of $0.3 million. Any additional costs associated with the restructuring will be expensed as incurred.

Public Entity. Trident functions as a managing general underwriter, dedicated to servicing the insurance needs of preferred small to medium-sized governmental entities throughout the United States. Trident offers comprehensive insurance packages, including property, inland marine, crime, general liability, public officials’ liability, law enforcement liability, automobile liability, automobile physical damage and excess liability coverages. Trident currently underwrites its products through Argonaut Great Central and Argonaut Insurance Company.

Argonaut Group was incorporated in Delaware in 1986 and its executive offices are located at 10101 Reunion Place, Suite 500, San Antonio, Texas 78216. Our telephone number is (210) 321-8400.

RISK FACTORS

In addition to the other information contained or incorporated by reference in this prospectus and as described above in the description of our business, you should consider carefully the following risk factors before making an investment in our securities. Our business faces significant risks. If any of the following risks actually occur, our business, financial condition, results of operations or prospects could materially suffer. In that case, our ability to pay dividends on our securities or to service our debt, including the debt securities offered hereby, and the market value of our securities may be adversely affected and you may lose part or all or your investment.

Our results may fluctuate based on many factors, including cyclical changes in the insurance and reinsurance industry.

The results of companies in the property and casualty insurance industry historically have been subject to significant fluctuations and uncertainties. The industry’s profitability can be affected significantly by:

•	rising levels of actual costs that are not known by companies at the time they price their products;

•	volatile and unpredictable developments, including man-made, weather-related and other natural catastrophes;

•	changes in reserves resulting from the general claims and legal environments as different types of claims arise and judicial interpretations relating to the scope of insurers’ liability develop;

•	fluctuations in interest rates, inflationary pressures and other changes in the investment environment, which affect returns on invested capital and may impact the ultimate payout of losses; and

•	volatility associated with the workers’ compensation and reinsurance business, which may impact our operating results. Claims paid under the workers’ compensation and reinsurance business are developed and paid out over many years, subjecting such business to greater interest rate fluctuations over time, adverse legislative and judicial pronouncements that alter the payment requirements and the uncertainty of reserve estimates as the claims develop over time.

The property and casualty insurance industry historically is cyclical. The demand for property and casualty insurance can vary significantly, generally rising as the overall level of economic activity increases and falling as such activity decreases. The property and casualty insurance industry and especially the reinsurance business also have been very competitive. Prior to 2000, insurance companies kept insurance premiums relatively low, offsetting lower margins on insurance underwriting with investment returns. Due to lower investment returns beginning in 2000, poor underwriting results on business written in prior years and losses due to acts of terrorism, the insurance industry in general increased prices in the latter half of 2001 and throughout 2002.

These fluctuations in demand and competition and the impact on us of other factors identified above could have a material adverse effect on our business, results of operations and/or financial condition.

Legislation and regulatory changes and increased competition could also adversely impact our results.

A number of new, proposed or potential legislative or industry developments could further increase competition in our industry. These developments could include:

•	an influx of new capital in the marketplace as existing companies attempt to expand their businesses and new companies attempt to enter the insurance and reinsurance business as a result of better pricing and/or terms;

•	the enactment of the Gramm-Leach-Bliley Act of 1999 (which permits financial services companies, such as banks and brokerage firms, to engage in certain insurance activities), which could result in increased competition from financial services companies;

•	programs in which state-sponsored entities provide property insurance in catastrophe-prone areas or other alternative markets types of coverage; and

•	changing practices caused by the Internet, which have led to greater competition in the insurance business.

These developments and others could make the property and casualty insurance marketplace more competitive by increasing the supply of insurance and reinsurance available. The significant amount of capital in the property and casualty marketplace has, until recently, resulted in the supply of insurance and reinsurance outpacing demand.

The property-casualty insurance industry is characterized by a large number of competing companies and modest market shares by industry participants. According to A.M. Best Company, a leading insurance industry rating and analysis firm, as of December 31, 2001, there were approximately 2,500 property-casualty insurance companies operating in the United States. Our principal insurance subsidiaries ranked among the 250 largest property and casualty insurance company organizations in the United States, measured by net premiums written (113th) and policyholder’ surplus (123rd). With respect to admitted assets, our insurance subsidiaries ranked 88th relative to industry peers.

Our principal competitors cannot be easily classified. Our principal lines of business are written by numerous other insurance companies. Competition for any one account may come from very large national firms or smaller regional companies. For our workers’ compensation lines, additional competition comes from state workers’ compensation funds.

Property and casualty insurance is a highly competitive business, particularly with respect to excess and surplus lines, commercial lines and workers’ compensation insurance. Over the past several years, competition has become more intense, due to the efforts of many insurance companies to obtain, maintain and expand market share by offering relatively low premium rates. Competition has grown from established companies and the entry of new competitors into the industry. These factors have resulted in low revenue growth, deterioration in operating profits and, until recently, falling prices for the property and casualty industry. However, the industry has begun to show renewed focus on premium rate adequacy, and as a result, the downward pressure on premium rates is abating as many competitors implement rate increases.

As an insurance holding company, we are subject to regulation by certain states. All states have enacted legislation which regulates insurance holding companies such as the Company and its subsidiaries. This legislation generally provides that each insurance company in the holding company is required to register with the department of insurance of its state of domicile and furnish information concerning the operations of companies within the holding company system which may materially affect the operations, management or financial condition of the insurers within the group. Such regulation generally provides that transactions between companies within the holding company system must be fair and equitable. Transfers of assets among such affiliated companies, certain dividend payments from insurance subsidiaries and certain material transactions between companies within the system may be subject to prior notice to, or prior approval by, state regulatory authorities.

If our actual losses from insureds exceed our loss reserves, our financial results would be adversely affected.

Like all insurers, we establish reserves representing estimates of future amounts needed to pay claims with respect to insured events that have occurred, including events that have not been reported to us. Liabilities for unpaid losses and loss adjustment expenses include the accumulation of individual case estimates for claims reported as well as estimates of incurred but not reported claims and estimates of claim settlement expenses. Estimates are based upon past claim experience modified for current trends as well as prevailing economic, legal and social conditions, plus assumptions considered reasonable where facts are not known. While management believes that amounts included in the consolidated financial statements are adequate, there can be no assurance that future changes in loss development, favorable or unfavorable, will not occur. The estimates are periodically reviewed and any changes are reflected in current operations.

Our objective is to set reserves that are adequate; that is, the amounts originally recorded as reserves should at least equal the ultimate cost to investigate and settle claims. However, the process of establishing adequate reserves is inherently uncertain, and the ultimate cost of a claim may vary materially from the amounts reserved. The reserving process is particularly imprecise for claims involving asbestos, environmental and other emerging long-tailed exposures (those exposures for which claims take a long time to develop or for which the amount of claims payments are not known for a long period of time) now confronting property and casualty insurers. We regularly monitor and evaluate loss and loss adjustment expense reserve development to verify reserve adequacy. Any adjustment to reserves is reflected in net income for the accounting period in which the adjustment is made.

We have received asbestos and environmental liability claims arising out of general liability coverage primarily written in the 1970’s and into the mid-1980’s. We have established a specialized claims unit that investigates and adjusts all asbestos and environmental claims. Beginning in 1986, nearly all standard liability policies contained an express exclusion for asbestos and environmental related claims. In the third quarter of 2002, we increased our reserve for losses and loss adjustment expenses by approximately $7.0 million for certain policies issued in one office subsequent to 1986 that did not contain this exclusion. Currently, we are not aware of any additional policies issued after 1986 without this exclusion. In addition to the previously described general uncertainties encountered in estimating reserves, there are significant additional uncertainties in estimating the amount of our potential losses from asbestos and environmental claims. Among the uncertainties impacting the estimation of such losses are:

•	potentially long waiting periods between exposure and emergence of any bodily injury or property damage;

•	difficulty in identifying sources of asbestos or environmental contamination;

•	difficulty in properly allocating responsibility and/or liability for asbestos or environmental damage;

•	changes in underlying laws and judicial interpretation of those laws;

•	potential for an asbestos or environmental claim to involve many insurance providers over many policy periods;

•	long reporting delays from insureds to insurance companies;

•	historical data concerning asbestos and environmental losses, which is more limited than historical information on other types of claims;

•	questions concerning interpretation and application of insurance coverage; and

•	uncertainty regarding the number and identity of insureds with potential asbestos or environmental exposure.

Management believes that these factors continue to render traditional actuarial methods less effective at estimating reserves for asbestos and environmental losses than reserves on other types of losses. We currently underwrite environmental and pollution coverages on a limited number of policies and underground storage tanks. We establish reserves to the extent that, in the judgment of management, the facts and prevailing law reflect an exposure for us not dissimilar to those results the industry has experienced with regard to asbestos and environmental related claims.

We conducted a study of our asbestos and environmental reserves in the fourth quarter of 2002 and the first quarter of 2003, and as a result strengthened our asbestos reserves by $52.8 million. The decision to strengthen asbestos reserves was the result of an evaluation and review of exposure to asbestos claims, particularly in light of recent industry and litigation trends, actual claims experience, and actuarial analysis by our consulting and internal actuaries. We will continue to monitor industry trends and our own experience in order to determine the adequacy of our environmental and asbestos reserves. Due to the uncertainties discussed above, the ultimate losses may vary materially from current loss reserves and could have a material adverse effect on our business, results of operations and/or financial condition.

We have exposure to unpredictable catastrophes, which can materially and adversely affect our financial results.

We are subject to claims arising out of catastrophes that may have a significant effect on our business, results of operations, and/or financial condition. Catastrophes can be caused by various events, including hurricanes, windstorms, earthquakes, hailstorms, explosions, severe winter weather, fires and by man-made events, such as the attack on the World Trade Center. The incidence and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Insurance companies are not permitted to reserve for catastrophes until such events take place. Therefore, although we actively manage our exposure to catastrophes through our underwriting process and the purchase of reinsurance protection, an especially severe catastrophe or series of catastrophes could exceed our reinsurance and may have a material adverse effect on our business, results of operations and/or financial condition.

We are currently attempting to exclude coverage for losses due to terrorist activity in our insurance policies where our underwriters determined that there was a significant risk of loss from terrorism activities and where permitted by state insurance departments. These policies include high profile locations, public entities and risks located in close proximity to potential terrorist targets. For a significant portion of the commercial insurance business offered by our insurance subsidiaries, excluding our workers’ compensation business, state insurance departments must approve the terms of our insurance forms and new exclusions included in those forms. As of November 26, 2002, all states except for California, Georgia, Florida and New York, had approved terrorism exclusions for polices on commercial insurance business, other than workers’ compensation insurance.

On November 26, 2002, President Bush signed into law the Terrorism Risk Insurance Act of 2002. This federal act provides for the federal government to pay 90% of losses due to terrorist attacks (as defined in the federal act) after insurers reach a specified retention based on prior year’s earned premium. The federal act requires insurers to offer coverage for terrorism (as defined in the federal act) to its commercial policyholders, requires insurers to specifically notify the insured of the premium for such coverage and allows the insured (except workers’ compensation policyholders) to elect to exclude the coverage from the policy.

Terrorism exclusions are not permitted for workers’ compensation policies under the new federal act or under the laws of any state or jurisdiction in which we operate. When underwriting existing and new workers’ compensation business, we are considering the added potential risk of loss due to terrorist activity, and this may lead us to decline to write or to renew certain business.

The federal act requires significant retention of terrorism losses by insurers based upon a percentage of earned premium for the prior year on a sliding scale from 7% for 2003, 10% for 2004, and 15% for 2005. Insurers also pay 10% of losses over these retentions up to a maximum industry total of $100,000,000,000. The federal act also does not apply to acts of domestic terrorism or acts that might otherwise be considered acts of terrorism that are not certified by the Secretary of the Treasury to be acts of terrorism under the federal act. We continue to attempt to exclude acts of terrorism not covered under the federal act, subject to state approvals.

However, even when terrorism exclusions are permitted, because our clients may object to a terrorism exclusion in connection with business that we may still desire to write without an exclusion, some or many of our insurance policies may not include a terrorism exclusion. Given the retention limits imposed under the federal act and that some or many of our policies may not include an exclusion for terrorism, future terrorist attacks may result in losses that have a material adverse effect on our business, results of operations and/or financial condition.

We face a risk of non-collectibility of reinsurance, which could materially and adversely affect our business, results of operations and/or financial condition.

We follow the customary insurance practice of reinsuring with other insurance and reinsurance companies a portion of the risks under the policies written by our insurance subsidiaries. During 2002, we had over $622 million of gross written premiums of which we ceded, or transferred to reinsurers, approximately $138 million, or 22% of gross written premiums, to reinsurers for reinsurance protection. This reinsurance is maintained to protect our insurance subsidiaries against the severity of losses on individual claims and unusually serious occurrences in which a number of claims produce an aggregate extraordinary loss. Although reinsurance does not discharge our subsidiaries from their primary obligation to pay policyholders for losses insured under the policies they issue, reinsurance does make the assuming reinsurer liable to the insurance subsidiaries for the reinsured portion of the risk. As of December 31, 2002, we had approximately $470.1 million of reinsurance receivables from reinsurers for losses that they are or will likely be obligated to reimburse us for under our reinsurance contracts, net of a reserve for doubtful accounts of $15.9 million. The collectibility of reinsurance is largely a function of the solvency of reinsurers. We perform annual credit reviews on our reinsurers, focusing on, among other things, financial capacity, stability, trends and commitment to the reinsurance business. To the extent possible, we also require assets in trust, letters of credit or other acceptable collateral to support balances due from reinsurers not authorized to transact business in the applicable jurisdictions. Despite these measures, a reinsurer’s insolvency or inability to make payments under the terms of a reinsurance contract could have a material adverse effect on our results of operations and financial condition.

Certain of our reinsurance carriers have experienced deteriorating financial conditions or have been downgraded by rating agencies. Amounts due from such reinsurers on paid loss recoverables and case reserves totaled $25.8 million as of June 30, 2003. Amounts due from such reinsurers on incurred but not reported claims totaled $27.1 million as of June 30, 2003. We cannot reasonably estimate the probability of the uncollectibility of these balances at this time. We will continue to monitor these reinsurers. It is possible that future financial deterioration of such reinsurers could result in the uncollectibility of certain balances and therefore negatively impact our financial results.

We face a risk of non-availability of reinsurance, which could materially and adversely affect our ability to write business and our results of operations and financial condition.

Market conditions beyond our control, such as the amount of surplus in the reinsurance market and natural and man-made catastrophes like terrorism, determine the availability and cost of the reinsurance protection we purchase. We cannot be assured that reinsurance will remain continuously available to us to the same extent and on the same terms and rates as are currently available. If we are unable to maintain our current level of reinsurance or purchase new reinsurance protection in amounts that we consider sufficient, we may need to consider an increase in our net exposures or a reduction in our premium writings. Due to terrorism exposure, our reinsurers have generally included terrorism exclusions or limits in their reinsurance agreements. Although this has not materially affected our business written or our results of operations, future terrorist attacks leading to claims under policies that we have written without terrorism exclusions may have a material adverse effect on our results of operations and financial condition.

Because insurance ratings are important to our policyholders, downgrades in our insurance ratings may adversely affect our business.

Rating agencies rate insurance companies based on financial strength and the ability to pay claims, factors more relevant to policyholders than investors. We believe that the ratings assigned by nationally recognized, independent rating agencies, particularly A.M. Best, are material to our operations. A. M. Best and Standard & Poor’s currently rate our principal insurance subsidiaries. Ratings are not recommendations to buy our securities.

The rating scales of A.M. Best and S&P, are as follows:

•	A.M. Best—A++ to F (“Superior” to “In Liquidation”)

•	S&P—AAA to R (“Extremely Strong” to “Regulatory Supervision”)

Our insurance subsidiaries are rated by A.M. Best. A.M. Best is generally considered to be the leading insurance rating agency, and its ratings are used by insurance buyers, agents and brokers, and other insurance companies as an indicator of financial strength and security, and are not intended to reflect the quality of the rated company for investment purposes. The A.M. Best ratings of our insurance subsidiaries are as follows: Argonaut Insurance Company is rated as an “A” (Excellent) (3rd highest rating out of 16 rating classifications) with a negative outlook; Colony and Rockwood are rated as an “A” (Excellent) with a stable outlook; and Argonaut Great Central is rated as an “A- (Excellent)” (4th highest rating out of 16 rating classifications) with a stable outlook. A.M. Best reviews its ratings on a periodic basis, and ratings of our insurance subsidiaries are therefore subject to change.

S&P provides counterparty credit and financial strength ratings and has assigned Argonaut Insurance Company, Argonaut Midwest Insurance Company, Argonaut Northwest Insurance Company, Argonaut Southwest Insurance Company, Argonaut Great Central, Georgia Insurance Company, Colony Insurance Company, Colony Specialty Insurance Company and Colony National Insurance Company a “BBB+” rating (“Strong”) (8th highest rating out of 21 rating classifications). These ratings are on CreditWatch with negative implications. Rockwood is rated “BBpi” (“adequate based on public information”) (12th highest rating out of 21 rating classifications). According to S&P, CreditWatch highlights the potential direction of a rating, focusing on identifiable events and short-term trends that cause ratings to be placed under special surveillance by S&P. The negative implications mean that a rating may be lowered.

A significant downgrade in these ratings could affect our competitive position in the insurance industry, make it more difficult for us to market our products and result in a material loss of business as policyholders move to other companies with higher claims-paying and financial strength ratings. These ratings are subject to revision or withdrawal at any time by the rating agencies, and therefore, no assurance can be given that our primary insurance subsidiaries can maintain these ratings. Each rating should be evaluated independently of any other rating.

Because we are heavily regulated by the states in which we do business, we may be limited in the way in which we operate.

The insurance industry is highly regulated and supervised. Our insurance subsidiaries are subject to the supervision and regulation of the states in which they are domiciled. Such supervision and regulation is designed to protect our policyholders rather than our shareholders. Such supervision and regulation includes matters relating to authorized lines of business, underwriting standards, financial condition standards, licensing of insurers, investment standards, premium levels, policy provisions, the filing of annual and other financial reports prepared on the basis of statutory accounting principles, the filing and form of actuarial reports, the declaration and payment of dividends, and a variety of other financial and non-financial matters.

Our insurance subsidiaries are subject to the risk-based capital, or RBC, provisions under the Insurers Model Act. RBC is designed to measure the adequacy of capital for an insurance company based on the inherent specific risks of the insurer. The formula prescribes a series of risk measurements to determine a minimum capital amount for an insurance company, based on the profile of the individual company. The ratio of a company’s actual policyholder surplus to its minimum capital requirements will determine whether any state regulatory action is required. State regulatory authorities use the RBC formula to identify insurance companies which may be undercapitalized and may require further regulatory attention.

RBC is calculated on an annual basis, in conjunction with statutory filings with the departments of insurance in which an insurance company transacts business. The RBC calculation yields a ratio of the total adjusted statutory capital of an insurance company to the minimum level of statutory capital fixed by statute as the authorized control level. The RBC calculation takes into account: (1) asset risk, (2) credit risk, (3) underwriting risk, and (4) all other relevant risks. Both increased growth in premiums and reduction in the amount of an insurance company’s statutory surplus can negatively affect RBC ratios. Additionally, fluctuations in the equity markets may result in a decline in the unrealized gains in the equity portfolios of the insurance subsidiaries, thereby reducing statutory surplus.

The Risk Based Capital for Insurers Model Act provides four levels of regulatory activity if the RBC ratio yielded by the calculation falls below specified minimums. At each of four successively lower RBC ratios specified by statute, increasing regulatory remedies become available, some of which are mandatory. The four levels are: (1) company action level event, (2) regulatory action level event, (3) authorized control level event, and (4) mandatory control level event. At December 31, 2002, Argonaut Insurance Company’s RBC was within the company action level event. However, Argonaut Insurance Company requested from the California Department of Insurance permission to report a parcel of its real estate at its agreed upon sales price prior to actual sale. The California Department of Insurance granted Argonaut Insurance Company the permitted practice. Without the permitted practice, Argonaut Insurance Company’s RBC would have been within the regulatory action level event, which would have required our corrective action plan to be approved by the department of insurance. During the first quarter of 2003, this parcel of real estate was sold in accordance with the permitted practice granted by the California Department of Insurance.

Pursuant to the requirements under the company action level, Argonaut Insurance Company submitted to the California Department of Insurance a comprehensive plan of action on April 8, 2003. The plan included an analysis of the conditions that contributed to Argonaut Insurance Company’s RBC condition; proposals to increase the RBC ratio; projections of Argonaut Insurance Company’s RBC ratio; and key assumptions underlying the proposals.

Our actual results for 2003 have differed from the plan submitted to the California Department of Insurance. Therefore, Argonaut Insurance Company’s RBC could fall within the Company Action Level as of December 31, 2003, and therefore subject Argonaut Insurance Company to increasing levels of regulatory actions. Additionally, a decline of the statutory surplus may limit the growth opportunities of the insurance companies and may result in the downgrading of the insurance subsidiaries by the national rating agencies, potentially negatively impacting our ability to write new business and retain existing insureds.

During the six months ended June 30, 2003, we contributed $53.4 million in capital to Argonaut Insurance Company. The capital contributed to Argonaut Insurance Company during the six months ended June 30, 2003, if contributed prior to December 31, 2002, would have increased its RBC over the Company Action Level. It is our expectation that, absent a material change to our financial results, profits generated during 2003 and/or other capital raising initiatives will be sufficient to maintain Argonaut Insurance Company’s RBC ratio above the Company Action Level at December 31, 2003.

Our insurance subsidiaries are members of the statutorily created insolvency guarantee associations in all states where they are authorized to transact business. These associations were formed for the purpose of paying claims of insolvent companies. We are assessed our pro rata share of such claims based upon our premium writings, subject to a maximum annual assessment per line of insurance. Such costs can generally be recovered through surcharges on future premiums. We do not believe that assessments on current insolvencies will have a material effect on our financial condition or results of operations.

Because our investment portfolio is made up of fixed-income securities and equities, the fair value of our investment portfolio and our investment income could suffer as a result of fluctuations in interest rates and market conditions.

Our primary exposure to interest rate risk relates to our fixed maturity investments, including redeemable preferred stock. Changes in market interest rates directly impact the market value of the fixed maturity securities and redeemable preferred stocks. Increases in interest rates reduce the market value of our fixed income securities. In addition, some fixed income securities have call or prepayment options. This subjects us to reinvestment risk, generally with decreases in interest rates, as issuers may call their securities and we may not be able to reinvest the proceeds at the same or a higher interest rate.

Our portfolio of investments includes common stocks representing U.S. firms in industries and market segments ranging from small market capitalization stocks to the Standard and Poor’s 500 stocks. At June 30, 2003, we owned 471,200 shares of common stock of Curtiss-Wright Corporation, the market value of which approximated $29.8 million or approximately 6.9% (pre-tax) of our stockholders equity. During the third quarter of 2003, we sold approximately 445,900 shares of that investment and realized pre-tax gains of approximately $25.1 million. Equity price risk is managed primarily through monitoring of funds committed to the various types of securities owned and by limiting the exposure in any one investment or type of investment. However, this portfolio is subject to market increases and declines in both the overall market and in individual stocks.

Litigation and legal proceedings against our insurance subsidiaries could have an adverse effect on our business, results of operations and/or financial condition.

Our insurance subsidiaries have been sued in a number of class action lawsuits and other major litigation as a result of their insurance operations. Our insurance companies have responded to the lawsuits and believe that there are meritorious defenses and intend to vigorously contest these claims. The plaintiffs in certain of these lawsuits have not quantified the amounts they ultimately will seek to recover. In addition, in the case of class actions, it is uncertain whether a class will be certified, the number of persons included in any class, and the amount of damages that are ultimately sought by the class members. As a result, we are unable, with any degree of certainty, to determine a range of any potential loss, or whether such an outcome is probable or remote. However, adverse judgments in one or more of such lawsuits could have a material adverse effect on our financial results.

Our status as an insurance holding company could adversely affect our ability to meet our obligations and pay dividends. In addition, we have agreed not to pay dividends on our common stock until April 2005.

We are a holding company that transacts all of our insurance business directly and indirectly through our insurance subsidiaries. Our primary assets are the stock of our operating insurance subsidiaries. Our ability to meet our obligations and to pay dividends and our general and administrative expenses, including interest on any debt securities that we issue, depends on the surplus and earnings of our subsidiaries and the ability of our subsidiaries to pay dividends or to advance or repay funds to us. The ability of our insurance subsidiaries to pay dividends to us is subject to certain restrictions imposed under California insurance law, which is the state of domicile for Argonaut Insurance Company, our immediate insurance subsidiary which owns all our other insurance subsidiaries. These include restrictions related to the statutory capital of our insurance subsidiaries as described above in the risk factor with the heading, “—Because we are heavily regulated by the states in which we do business, we may be limited in the way in which we operate.” Under California Insurance regulations, Argonaut Insurance Company may pay dividends to us in 2003 of up to $25.8 million. Based on Argonaut Insurance Company’s risk-based capital ratio at December 31, 2002, the California Department of Insurance may require us to seek its approval prior to paying any dividends. In addition, through December 31, 2003, Colony may not pay dividends to Argonaut Insurance Company without the approval of the Virginia Department of Insurance. As a result, we may not be able to receive dividends from our subsidiaries at times and in amounts necessary to meet debt obligations or to pay dividends on our stock.

In connection with the issuance of our Series A Mandatory Convertible Preferred Stock, we agreed not to pay dividends on our common stock until April 2005. Also, the payment of dividends by us in the future is within the discretion of our board of directors and will depend on numerous factors, including our cash flow, our financial condition, our capital requirements and other factors that our board of directors considers relevant.

Our management will have broad discretion to use the proceeds of this offering and some uses may not yield a favorable return.

The net proceeds of this offering have not been allocated for specific uses. Our management will have broad discretion to spend the proceeds from this offering in ways with which security holders may not agree. The failure of our management to use these funds effectively could result in unfavorable returns. This could have material adverse effect on our financial condition and could cause the value of our securities to decline.

You may not be able to seek remedies against Arthur Andersen LLP, our former independent accountant.

The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen, LLP independent accountants. On June 15, 2002, Arthur Andersen was convicted of obstruction of justice by a federal jury in Houston, Texas in connection with Arthur Andersen’s work for Enron Corporation. On September 15, 2002, a federal judge upheld this conviction, and on October 15, 2002, a federal judge sentenced Arthur Andersen to five years probation and a $500,000 fine. Arthur Andersen ceased its audit practice before the SEC on August 31, 2002. Arthur Andersen has not consented to the incorporation by reference of their report and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act. Because Arthur Andersen has not consented to the incorporation by reference of their report, it may become more difficult for you to seek remedies against Arthur Andersen. In particular, and without limitation, you may not be able to recover from Arthur Andersen under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omission of a material fact required to be stated in those financial statements. In addition, relief in connection with claims which may be available to stockholders under the federal securities laws against auditing firms may not be available against Arthur Andersen as a practical matter due to the diminished amount of assets of Arthur Andersen that are or may in the future be available for claims.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we, Argonaut Group, Inc., filed with the Securities and Exchange Commission utilizing a “shelf” registration process, relating to the common stock, preferred stock and debt securities described in this prospectus. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings up to a total initial offering price of $150,000,000.

This prospectus provides you with a general description of the securities that we may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding us and the offered securities, please refer to the registration statement of which this prospectus forms a part. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference.”

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the right, in our sole discretion, to accept and, together with any agents, to reject, in whole or in part, any of those offers.

Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of the offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, also known as the Securities Act.

Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars.

Unless otherwise indicated or otherwise required by the context in which the term occurs, all references in this prospectus or a prospectus supplement to “we,” “our,” “us,” “Argonaut Group” or similar terms refer to Argonaut Group, Inc. together with its subsidiaries.

FORWARD-LOOKING STATEMENTS

Except for historical information contained or incorporated by reference in this prospectus or any prospectus supplement, statements made in this prospectus or incorporated by reference in this prospectus or any prospectus supplement are forward-looking and contain information about financial results, economic conditions, trends and known uncertainties. Words such as “believes,” “expects,” “may,” “potential,” “continued,” “plans,” “estimates,” “anticipates,” or similar words are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on currently available financial, competitive and economic data and our current operating plans based on assumptions regarding future events. Our actual results could differ materially from those expected by our management. They are subject to various risks and uncertainties that could cause actual results to vary materially. These risks and uncertainties, some of which are described with the forward-looking statements, include, but are not limited to:

•	non-receipt of the expected payments,

•	changes in interest rates,

•	effect of the performance of financial markets on investment income and fair values of investments,

•	development of claims and the effect on loss reserves,

•	accuracy in projecting loss reserves,

•	the impact of competition and pricing environments,

•	changes in the demand for our products,

•	the effect of general economic conditions,

•	adverse state and federal legislation and regulations,

•	developments relating to existing agreements,

•	heightened competition,

•	changes in pricing environments, and

•	changes in asset valuations.

We describe these risks and uncertainties in greater detail under the caption “Risk Factors” above and in our recent Forms 10-Q and 10-K filed with the SEC. See “Where You Can Find More Information” and “Documents Incorporated by Reference.”

You should not place undue reliance on any such forward-looking statements. We disclaim any current intention to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date of this prospectus or the accompanying prospectus supplement to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, principally for working capital to support continued growth in our insurance operations. We may also use the net proceeds for, among other things, capital expenditures, the repayment of short-term borrowings and future acquisitions of complementary businesses (although we have no current plans, agreements or commitments for the acquisition of any businesses). The proceeds from the sale of securities will not be used to repay past acquisition costs.

RATIO OF EARNINGS TO FIXED CHARGES AND

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our consolidated ratio of earnings to fixed charges and our consolidated ratio of earnings to combined fixed charges and preferred stock dividends are set forth below for each of the periods indicated. For purposes of determining this ratio, earnings represent pre-tax income (loss), which consists of income (loss) before income taxes plus fixed charges. Fixed charges include interest expense and the interest portion of rent expense.

	Six Months Ended June 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Ratio of earnings to fixed charges	14.1:1	19.3:1	(1)	2.3:1	(1)	(1)	63.3:1
Ratio of earnings to combined fixed charges and preferred stock dividends	12.8:1	19.3:1	(1)	2.3:1	(1)	(1)	63.3:1

(1)	Earnings were inadequate to cover fixed costs by $18.6 million in 2002, $126.9 million in 2000 and $24.0 million in 1999.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

We may from time to time offer under this prospectus shares of our common stock, preferred stock or debt securities. The aggregate initial offering price of the offered shares of our securities will not exceed $150,000,000.

DESCRIPTION OF OUR CAPITAL STOCK

Authorized and Outstanding Capital Stock

Pursuant to our certificate of incorporation, as amended, our authorized capital stock is 35,000,000 shares of common stock par value $0.10 per share and 5,000,000 shares of preferred stock par value $0.10 per share.

The common stock is our only class of common stock. Subject to any preferential rights of our outstanding shares of Series A Mandatory Convertible Preferred Stock or any other preferred stock created by our board of directors, each outstanding share of our common stock is entitled to such dividends as our board of directors may declare from time to time out of funds that we can legally use to pay dividends.

Each holder of our common stock is entitled to one vote for each share of common stock and does not have any right to cumulate votes in the election of directors. In the event of our liquidation, dissolution or winding-up, holders of our common stock will be entitled to receive on a pro-rata basis any assets remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of preferred stock, including the holders of our Series A Mandatory Convertible Preferred Stock. Holders of our common stock are not entitled to preemptive rights. When we issue and receive payment for shares of common stock, the shares will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and that we may not ask them to surrender additional funds.

Our board of directors is empowered, without approval of our stockholders, to cause additional preferred stock to be issued in one or more series, with the numbers of shares of each series and the powers, preferences and rights, and qualification, limitations or restrictions of the series to be determined by it.

As of June 30, 2003, we had 21,608,351 outstanding shares of common stock. There were approximately 3,919,263 shares of common stock reserved for issuance under various employee compensation plans as of June 30, 2003.

The transfer agent and registrar for our common stock is Equiserve.

Our common stock is listed on the Nasdaq Stock Market’s National Market under the symbol “AGII”. The shares of common stock currently issued and outstanding are fully paid and nonassessable.

DESCRIPTION OF OUR PREFERRED STOCK

We may issue preferred stock in one or more series, as described below. The following briefly summarizes the provisions of our amended articles of incorporation that would be important to holders of our preferred stock. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our amended articles of incorporation which are an exhibit to the registration statement which contains this prospectus.

The description of most of the financial and other specific terms of your series will be in the prospectus supplement accompanying this prospectus. Those terms may vary from the terms described here. As you read this section, please remember that the specific terms of your series of preferred stock as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your series of preferred stock.

Reference to a series of preferred stock means all of the shares of preferred stock issued as part of the same series under a certificate of designations filed as part of our restated articles of incorporation. Reference to your prospectus supplement means the prospectus supplement describing the specific terms of the preferred stock you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Our Authorized Preferred Stock

Our board of directors is empowered, without approval of our stockholders, to cause the preferred stock to be issued in one or more series, with the numbers of shares of each series and the powers, preferences and rights, and qualifications, limitations or restrictions of the series to be determined by it.

The prospectus supplement relating to the particular series of preferred stock will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

•	the offering price at which we will issue the preferred stock;

•	the title, designation of number of shares and stated value of the preferred stock;

•	the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to cumulate;

•	any conversion or exchange rights;

•	whether the preferred stock will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

•	any liquidation rights;

•	any sinking fund provisions;

•	any voting rights; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our amended articles of incorporation.

When we issue and receive payment for shares of preferred stock, the shares will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. Unless otherwise specified in the prospectus supplement relating to a particular series of preferred stock, each series of preferred stock will rank on a parity in all respects with each other series of preferred stock and prior to our common stock as to dividends and any distribution of our assets.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of our Series A Mandatory Convertible Preferred Stock or any other shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purposes and may include issuances to obtain additional financing in connection with acquisitions, and issuances to officers, directors and employees pursuant to benefit plans. Our board of directors’ ability to issue shares of preferred stock may discourage attempts by others to acquire control of us without negotiation with our board of directors, as it may make it difficult for a person to acquire us without negotiating with our board of directors.

Series A Preferred Stock

We have outstanding approximately 3.0 million shares of Series A Mandatory Convertible Preferred Stock. Under the terms of the Series A preferred shares, we have agreed not to pay dividends to our common shareholders until April 2005.

The Series A preferred shares are convertible at any time at the option of the holder at an initial conversion price of $12 per share. Any outstanding Series A preferred shares will automatically convert into common shares on the tenth anniversary of their issuance.

The Series A preferred shares are senior to the common shares in regard to dividend and upon our liquidation. The Series A preferred shares initially pay a 7% dividend on a quarterly basis. The dividend is cumulative, and is payable when, as and if declared by our board of directors. The dividend rate is subject to certain adjustments based upon our A.M. Best rating and risk-based capital level.

The holders of the Series A preferred shares will be entitled to vote on an as-converted basis on all matters submitted for a vote of our common shareholders. The holders of the Series A preferred shares have agreed, however, not to exercise any voting rights greater than 1.27 votes per Series A preferred share. In addition, if the dividends payable on the Series A preferred shares are in arrears in an amount equal to at least two quarterly dividends, the size of our board of directors will be increased by two and the holders of the Series A preferred shares will have the exclusive right, voting as a separate class, to elect the two additional directors. The right to elect two directors as to any specific failure by us to pay dividends ceases when we have paid all dividends due on the Series A preferred shares.

CERTAIN PROVISIONS OF OUR CHARTER AND BYLAWS

The following is a summary of the material provisions of our amended certificate of incorporation and our amended and restated bylaws. Because this summary is necessarily brief and cannot contain all of the provisions and conditions contained in our amended certificate of incorporation and in our amended and restated bylaws, you should refer to those documents for complete information regarding the provisions of our amended certificate of incorporation and our amended and restated bylaws, including the definitions of some of the terms used below. Copies of our amended certificate of incorporation and our amended and restated bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following summary is qualified in its entirety by such reference.

Provisions of our amended certificate of incorporation and our amended and restated bylaws may delay or make more expensive or difficult unsolicited acquisitions or changes of our control. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our board of directors or current management without their agreement. We believe that these provisions will enable us to develop our business in a manner that will foster long-term growth without disruption caused by the threat of a takeover not thought by our board of directors to be in our best interests and the best interests of our stockholders.

These provisions include provisions in our amended and restated bylaws restricting who can call a special meeting of shareholders, the ability of the directors remaining in office to fill any vacancies of our board of directors, provisions relating to the advance notice of shareholder proposals and the issuance of preferred stock upon terms established by our board of directors (see above discussion of such preferred stock). See “—Restrictions on Ownership Under Insurance Laws” below for other provisions applicable to us that may discourage takeovers.

Call of a Special Meeting

Our amended and restated bylaws provide that special meetings of the stockholders can only be called by our board of directors and that business transacted at such meetings is limited to the purposes stated in the meeting. Therefore, other than our annual meeting of stockholders, there is no provision for the stockholders to call a meeting to remove directors, absent action by the directors. However, action can be taken by written consent of the stockholders if such consent is executed by holders of the stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. Any director or the entire board can be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

Filling of Vacancies

Our amended and restated bylaws provide for vacancies and any newly created directorships resulting from any increase in the authorized number of directors (except for an increase caused by our failure to pay dividends on our Series A Mandatory Convertible Preferred Stock as described above) to be filled by a majority of directors then in office, although less than a quorum, or by a sole remaining director, or by the stockholders at any annual or special meeting held in accordance with the bylaws. Therefore the board could retain control by filling vacancies and the newly created directorships with its own nominees.

Advance Notice for Raising Business or Making Nominations at Meetings

Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual or special meeting at which directors are to be elected.

Only such business may be conducted at an annual meeting of stockholders as has been brought before the meeting by, or at the direction of, the board of directors or by a stockholder who has given to the secretary of Argonaut Group timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Only persons who are nominated by, or at the direction of, the board of directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to the secretary prior to a meeting at which directors are to be elected will be eligible for election as directors. The person presiding at the meeting will have the authority to make determinations of whether a stockholder’s notice complies with the procedures in our amended and restated bylaws.

To be timely, notice of business to be brought before an annual meeting or nominations of candidates for election as directors at an annual meeting is required to be received by the secretary of Argonaut Group not less than 60 but no more than 90 days prior to the meeting, unless the first public notice of such meeting is less than 70 days prior to the meeting date, in which case the notice shall be provided not more than 10 days after the date is first announced.

The notice of any nomination for election as a director is required to set forth the information regarding such person required by paragraphs (a), (e), and (f) of Item 401 of Regulation S-K adopted by the SEC.

Restrictions on Ownership Under Insurance Laws

Although our amended certificate of incorporation and our amended and restated bylaws do not contain any provision restricting ownership, the application of various state insurance laws will be a significant deterrent to any person interested in acquiring control. The insurance holding company laws of each of the jurisdictions in which our insurance subsidiaries are incorporated or commercially domiciled, as well as state corporation laws, govern any acquisition of control of our insurance subsidiaries or of us. In general, these laws provide that no person or entity may directly or indirectly acquire control of an insurance company unless that person or entity has received the prior approval of the insurance regulatory authorities. An acquisition of control would be presumed in the case of any person or entity who purchases 10% or more of our outstanding common stock, unless the applicable insurance regulatory authorities determine otherwise.

DESCRIPTION OF DEBT SECURITIES

The following description of the debt securities sets forth certain general terms and provisions of the debt securities to which this prospectus and any prospectus supplement may relate. The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in a prospectus supplement relating to that series. We may issue senior debt securities or subordinated debt securities under indentures with a trustee.

We have summarized the material provisions of the indentures below. The summary is not complete. Our senior debt securities are to be issued under an indenture (the “senior indenture”), the form of which is filed as an exhibit to this registration statement of which this prospectus forms a part. Our subordinated debt securities are to be issued under an indenture (the “subordinated indenture”), the form of which is filed as an exhibit to this registration statement of which this prospectus forms a part. The senior indenture and the subordinated indenture are sometimes referred to herein, collectively, as the “indentures” and each, individually, as an “indenture.” You should read the indentures for provisions that may be important to you.

Because we have included only a summary of the material indenture terms, you must read the indentures in full to understand every detail of the terms of the debt securities.

General

We may issue debt securities from time to time in one or more series without limitation as to aggregate principal amount. The senior debt securities will be our unsecured and unsubordinated obligations and will rank equally and ratably with our other unsecured and unsubordinated obligations. The subordinated debt securities will be our unsecured obligations and will be subordinated in right of payment, as set forth in the subordinated indenture, to the prior payment in full of our existing and future senior indebtedness.

Unless otherwise indicated in the prospectus supplement, principal of, premium, if any, and interest on the debt securities will be payable, and the transfer of debt securities will be registrable, at any office or agency maintained by us for that purpose. The debt securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the applicable prospectus supplement, in denominations of $1,000 or integral multiples thereof. No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require you to pay a sum sufficient to cover any tax or other governmental charge imposed in connection with the transfer or exchange.

The prospectus supplement will describe the following terms of the debt securities we are offering:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities is payable;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest or the method by which the rate or rates will be determined, if any, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable, and the regular record date for the interest payable on any interest payment date;

•	whether, and to what extent, the debt securities will be subordinated in right of payment to other of our indebtedness;

•	the rights, if any, of holders of the debt securities to convert the debt securities into shares of our common stock or preferred stock;

•	the place or places where the principal of and any premium and interest on the debt securities will be payable;

•	the person who is entitled to receive any interest on the debt securities, if other than the record holder on the record date;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option;

•	our obligation, if any, to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which and the terms and conditions upon which we will redeem, purchase or repay, in whole or in part, the debt securities pursuant to such obligation;

•	the currency, currencies or currency units in which we will pay the principal of and any premium and interest on any debt securities, if other than the currency of the United States of America;

•	if the amount of payments of principal of or any premium or interest on any debt securities may be determined with reference to an index or formula, the manner in which such amounts will be determined;

•

if the principal of or any premium or interest on any debt securities is to be payable, at our election or at the election of the holder, in one or more currencies or currency units other than that or those in which the debt securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on the debt securities as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made;

•	if other than the debt securities’ principal amount, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of the maturity;

•	the applicability of the provisions described in the section of this prospectus captioned “Defeasance and Covenant Defeasance”;

•	if the debt securities will be issued in whole or in part in the form of a book-entry security as described in the section of this prospectus captioned “Book-Entry Securities,” the depository we appointed or its nominee with respect to the debt securities and the circumstances under which the book-entry security may be registered for transfer or exchange or authenticated and delivered in the name of a person other than the depository or its nominee; and

•	any other terms of the debt securities.

We may offer and sell the debt securities as original issue discount securities at a substantial discount below their stated principal amount. The prospectus supplement will describe the federal income tax consequences and other special considerations applicable to original issue discount securities and any debt securities the federal tax laws treat as having been issued with original issue discount. “Original issue discount securities” means any debt security which provides for an amount less than its principal amount to be due and payable upon the declaration of acceleration of the maturity of the debt security upon the occurrence and continuation of an event of default.

The indenture does not contain covenants or other provisions designed to afford holders of the debt securities protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence.

Book-Entry Securities

The debt securities will be represented by one or more global securities. Unless otherwise indicated in the prospectus supplement, the global security representing the debt securities will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, New York, or other successor depository we appoint and registered in the name of the depository or its nominee. The debt securities will not be issued in definitive form unless otherwise provided in the prospectus supplement.

DTC will act as securities depository for the securities. The debt securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee). One fully registered global security will be issued with respect to each $400 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of debt securities.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security will be recorded on the direct and indirect participants’ records. These beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive a written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to debt securities. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Principal and interest payments, if any, on the debt securities will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the trustee, on the applicable payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is the responsibility of us or the trustee. Disbursement of payments from Cede & Co. to direct participants is DTC’s responsibility. Disbursement of payments to beneficial owners is the responsibility of direct and indirect participants.

A beneficial owner must give notice through a participant to a tender agent to elect to have its debt securities purchased or tendered. The beneficial owner must deliver debt securities by causing the direct participants to transfer the participant’s interest in the debt securities, on DTC’s records, to a tender agent. The requirement for physical delivery of debt securities in connection with an optional tender or a mandatory purchase is satisfied when the ownership rights in the debt securities are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered debt securities to the tender agent’s account.

DTC may discontinue providing its services as securities depository for the debt securities at any time by giving reasonable notice to us or the trustee. Under these circumstances, if a successor securities depository is not obtained, then debt security certificates must be delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, debt security certificates will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Certain Covenants of Argonaut Group

Unless otherwise specified in the prospectus supplement, the following covenants will apply to the senior debt securities issued by us.

Restrictions on Secured Debt. If we or any domestic subsidiary incurs, issues, assumes or guarantees any indebtedness for borrowed money represented by notes, bonds, debentures or other similar evidences of indebtedness and that indebtedness is secured by a mortgage, pledge or other lien on any principal domestic property or on any shares of stock or debt of any domestic subsidiary, we will secure, or cause our domestic subsidiary to secure, the debt securities equally and ratably with, or prior to, that indebtedness, so long as that indebtedness is to be secured. We are not required to secure the debt securities, however, if after securing such debt securities the aggregate amount of all secured indebtedness, together with all attributable debt in respect of sale and leaseback transactions involving principal domestic properties, would not exceed 15% of our consolidated net assets. This restriction will not apply to, and there shall be excluded in computing secured indebtedness for the purpose of this restriction, indebtedness secured by:

•	mortgages on property of, or on any shares of stock or debt of, any corporation existing at the time that corporation becomes a domestic subsidiary;

•	mortgages in favor of us or any domestic subsidiary;

•	mortgages in favor of U.S. or foreign governmental bodies to secure partial, progress, advance or other payments;

•	mortgages on property, shares of stock or debt existing at the time of acquisition, including acquisition through merger or consolidation, purchase money mortgages and construction cost mortgages existing at or incurred within 120 days of the time of acquisition;

•	mortgages existing on the first date on which the debt security is authenticated by the trustee;

•	mortgages incurred in connection with pollution control, industrial revenue or similar financings; and

•	any extension, renewal or replacement of any debt secured by any mortgage referred to in the foregoing list.

The following are the meanings of terms that are important in understanding the restrictive covenants described above:

•	“subsidiary” means any corporation of which we directly or indirectly own or control stock which under ordinary circumstances, not dependent upon the happening of a contingency, has the voting power to elect a majority of that corporation’s board of directors. The term does not include any corporation that does not own a principal domestic property and our chairman of the board, president, chief executive officer, an executive vice president, a senior vice president or a vice president and the chief financial officer or treasurer determine in good faith that our existing aggregate investments, including those of our domestic subsidiaries, in the corporation are not of material importance to the total business conducted, or assets owned, by us or our domestic subsidiaries.

•	“domestic subsidiary” means a subsidiary of ours which transacts substantially all of its business or maintains substantially all of its property within the United States, excluding its territories, possessions and Puerto Rico, except a subsidiary which:

•	is engaged primarily in financing operations outside of the United States or in leasing personal property or financing inventory, receivables or other property; or

•	does not own a principal domestic property.

•	“principal domestic property” means any building, structure or other facility, together with the land on which it is erected and fixtures comprising a part of it, used primarily for manufacturing, processing, research, warehousing or distribution, located in the United States, excluding its territories, possessions and Puerto Rico, owned or leased by us or one of our subsidiaries and having a net book value in excess of 2% of our consolidated net assets, other than any such building, structure or other facility or a portion which is a pollution control facility financed by state or local governmental obligations or which our chairman of the board, chief executive officer, an executive vice president, a senior vice president or a vice president and the chief financial officer or treasurer determine in good faith is not of material importance to the total business conducted or assets owned by us and our subsidiaries as an entirety.

•	“consolidated net assets” means the aggregate amount of assets, less reserves and other deductible items, after deducting current liabilities, as shown on our consolidated balance sheet contained in the latest annual report to our stockholders and prepared in accordance with generally accepted accounting principles.

•	“attributable debt” means the present value (discounted at the rate of 8% each year compounded monthly) of the obligations for rental payments required to be paid during the remaining term of any lease of more than 12 months.

Restrictions on Sales and Leasebacks. Unless otherwise provided in the prospectus supplement with respect to any series of the debt securities, neither we nor any domestic subsidiary may enter into any sale and leaseback transaction involving any principal domestic property, the acquisition or completion of construction and commencement of full operation of which has occurred more than 120 days prior thereto, unless:

•	we or the domestic subsidiary could incur a mortgage on the property under the restrictions described above under “Restrictions on Secured Debt” in an amount equal to the attributable debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities; or

•	we, within 120 days after the sale or transfer by us or any domestic subsidiary, apply to the retirement of our funded debt, which is defined as indebtedness for borrowed money having a maturity of, or by its terms extendible or renewable for, a period of more than 12 months after the date of determination of the amount, an amount equal to the greater of:

•	the net proceeds of the sale of the principal domestic property sold and leased under such arrangement; or

•	the fair market value of the principal domestic property sold and leased, subject to credits for certain voluntary retirements of funded debt.

Events of Default

With respect to a series of debt securities, any one of the following events will constitute an event of default under the indenture:

•	our failure to pay any interest on any debt security of that series when due, continued for 30 days;

•	our failure to pay principal of or any premium on any debt security of that series when due;

•	our failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

•	our failure to perform, or breach of, any other covenant or warranty in the indenture, other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series, continued for 90 days after written notice as provided in the indenture;

•	certain events involving our bankruptcy, insolvency or reorganization; or

•	any other event of default provided with respect to debt securities of that series.

If any event of default occurs and continues, either the trustee or the holders of at least 25 percent in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series or, if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of those debt securities, to be due and payable immediately by a notice in writing to us, and to the trustee if given by holders. The principal amount (or specified amount) will then be immediately due and payable. After acceleration, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration.

The prospectus supplement relating to any series of debt securities that are original issue discount securities will contain the particular provisions relating to acceleration of the stated maturity of a portion of the principal amount of that series of original issue discount securities upon the occurrence and continuation of an event of default.

Each indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

A holder of any series of debt securities will not have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default;

•	the holders of at least 25 percent in principal amount of the debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee;

•	the trustee shall not have received from the holders of a majority in aggregate principal amount of the debt securities of that series a direction inconsistent with such request; and

•	the trustee has not instituted proceedings within 60 days.

However, these limitations do not apply to a suit instituted by a holder for enforcement of payment of the principal of and premium, if any, or interest on their debt security on or after the respective due dates.

We are required to furnish to the trustee annually a statement as to our performance of certain obligations under the applicable indenture and as to any default.

Subordination of Subordinated Debt Securities

The subordinated debt securities of each series will, to the extent set forth in the subordinated indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness with respect to such series. Upon any payment or distribution of our assets of any kind or character, whether in cash, property or securities, to creditors upon any dissolution, winding-up, liquidation or reorganization of us, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due upon all Senior Indebtedness with respect to the subordinated debt securities of any series will first be paid in full, or payment thereof provided for in money in accordance with its terms, before the holders of subordinated debt securities of such series are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities of such series, and to that end the holders of such Senior Indebtedness shall be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of ours being subordinated to the payment of subordinated debt securities of such series, which may be payable or deliverable in respect of the subordinated debt securities of such series upon any such dissolution, winding-up, liquidation or reorganization or in any such bankruptcy, insolvency, receivership or other proceeding.

By reason of such subordination, in the event of our liquidation or insolvency, holders of Senior Indebtedness with respect to the subordinated debt securities of any series and holders of our other obligations that are not subordinated to such Senior Indebtedness may recover more ratably than the holders of the subordinated debt securities of such series.

Subject to the payment in full of all Senior Indebtedness with respect to the subordinated debt securities of any series, the rights of the holders of the subordinated debt securities of such series will be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of cash, property or securities of ours applicable to such Senior Indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, the Senior Indebtedness with respect to the subordinated debt securities of such series have been paid in full.

No payment of principal (including redemption and sinking fund payments) of or any premium or interest on or any additional amounts with respect to the subordinated debt securities of any series may be made by us (1) if any Senior Indebtedness with respect to such series is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or (2) if the maturity of any Senior Indebtedness with respect to such series has been accelerated because of a default.

The subordinated indenture does not limit or prohibit us from incurring additional Senior Indebtedness, which may include Indebtedness that is senior to the subordinated debt securities of any series, but subordinate to our other obligations. The senior debt securities will constitute Senior Indebtedness with respect to the subordinated debt securities of each series under the subordinated indenture.

Under the subordinated indenture, Senior Indebtedness includes all of our obligations to pay principal, premium and interest:

•	for borrowed money;

•	in the form of or evidenced by other instruments, including obligations incurred in connection with our purchase of property, assets or businesses;

•	under capital leases;

•	under letters of credit, bankers’ acceptances or similar facilities;

•	issued or assumed in the form of a deferred purchase price of property or services, such as master leases;

•	under swaps and other hedging arrangements; and

•	pursuant to our guarantee of another entity’s obligations.

The following types of our indebtedness will not rank senior to the subordinated debt securities:

•	indebtedness we owe to a subsidiary of ours;

•	indebtedness which, by its terms, expressly provides that it does not rank senior to the subordinated debt securities; and

•	indebtedness incurred in the form of trade accounts payable or accrued liabilities arising in the ordinary course of business.

The subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular series of subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

Modification and Waiver

We and the trustee may modify and amend the indentures with the consent of the holders of not less than the majority in aggregate principal amount of the outstanding debt securities of each series which is affected. Neither we nor the trustee may, however, modify or amend the indentures without the consent of the holders of all debt securities affected if such action would:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, or the premium, if any, or, except as otherwise provided in the prospectus supplement, interest on, any debt security, including in the case of an original issue discount security the amount payable upon acceleration of the maturity;

•	change the place or currency of payment of principal of, premium, if any, or interest on any debt security;

•	impair the right to institute suit for the enforcement of any payment on any debt security on or at the stated maturity thereof, or in the case of redemption, on or after the redemption date;

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

•	modify certain provisions of the indenture, except to increase any percentage of principal amount whose holders are required to approve any change to such provision or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each holder affected.

The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of that series, waive compliance by us with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of that series, waive any past default under the indenture, except (1) a default in the payment of principal, premium or interest and (2) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of those holders of each outstanding debt security of that series who were affected.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any other company or entity or convey, transfer or lease our properties and assets substantially as an entirety and may not permit any company or entity to merge into or consolidate with us or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

•

in the case we consolidate with or merge into another person or convey, transfer or lease our properties substantially as an entirety to any person, the person formed by that consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety is a corporation, partnership or trust organized under the laws of the United States of America, any State or the District of Columbia, and expressly assumes our obligations on the debt securities under a supplemental indenture;

•	immediately after giving effect to the transaction no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing;

•	if our properties or assets become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the indenture, we or such successor, as the case may be, takes the necessary steps to secure the debt securities equally and ratably with, or prior to, all indebtedness secured thereby; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating compliance with these provisions.

Defeasance and Covenant Defeasance

The indenture provides, unless otherwise indicated in the prospectus supplement relating to that particular series of debt securities, that, at our option, we:

•	will be discharged from any and all obligations in respect of the debt securities of any series, except for certain obligations to register the transfer of or exchange of debt securities of that series, replace stolen, lost or mutilated debt securities of that series, maintain paying agencies and hold moneys for payment in trust (sometimes referred to as “legal defeasance”); or

•	need not comply with certain restrictive covenants of the indenture, including those described in the section of the prospectus captioned, “Certain Covenants of Argonaut Group,” and the occurrence of an event described in the fourth bullet point in the section of the prospectus captioned, “Event of Default” will no longer be an event of default, in each case, if we deposit, in trust, with the trustee money or U.S. Government Obligations, which through the payment of interest and principal in accordance with their terms will provide money, in an amount sufficient to pay all the principal of and premium, if any, and interest on the debt securities of that series on the dates such payments are due, which may include one or more redemption dates that we designate, in accordance with the terms of the debt securities of that series (sometimes referred to as “covenant defeasance”).

We may establish this trust only if, among other things:

•	no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default under the indenture shall have occurred and is continuing on the date of the deposit or insofar as an event of default resulting from certain events involving our bankruptcy or insolvency at any time during the period ending on the 121st day after the date of the deposit or, if longer, ending on the day following the expiration of the longest preference period applicable to us in respect of the deposit;

•	the deposit will not cause the trustee to have any conflicting interest with respect to any other of our securities or results in the trust arising from the deposit to constitute, unless it is qualified as, a “regulated investment company”;

•	the defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound; and

•	we have delivered an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the deposit or defeasance and will be subject to federal income tax in the same manner as if the defeasance had not occurred, which opinion of counsel, in the case of the first item above, must refer to and be based upon a published ruling of the Internal Revenue Service, a private ruling of the Internal Revenue Service addressed to us, or otherwise a change in applicable federal income tax law occurring after the date of the indenture.

If we fail to comply with our remaining obligations under the indenture after a defeasance of the indenture with respect to the debt securities of any series as described under the second item of the preceding sentence and the debt securities of such series are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. Government obligations on deposit with the trustee may be insufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. We will, however, remain liable for those payments.

Concerning the Trustee

LaSalle Bank National Association is trustee under the indentures.

PLAN OF DISTRIBUTION

We may sell offered securities in any one or more of the following ways from time to time

•	through agents,

•	to or through underwriters,

•	through dealers,

•	directly to purchasers, or

•	by any other method permitted by law.

The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including

•	the name or names of any underwriters, dealers or agents,

•	the purchase price of the offered securities and the proceeds to us from such sale,

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation,

•	any over-allotment options under which underwriters may purchase additional securities from us,

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, or

•	any trading market or securities exchange on which such offered securities may be listed.

Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Offers to purchase offered securities may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities so offered and sold.

If offered securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to make resales of the offered securities. If underwriters are utilized in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Our offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the offered securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of offered securities will be obligated to purchase all such offered securities of a series if any are purchased.

We may grant to the underwriters options to purchase additional offered securities, to cover over-allotments, if any, at the public offering price, with additional underwriting discounts or commissions, as may be set forth in the prospectus supplement relating thereto. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement relating to such offered securities.

If a dealer is utilized in the sales of offered securities in respect of which this prospectus is delivered, we will sell such offered securities to the dealer as principal. The dealer may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase offered securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the related prospectus supplement.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, acting as principals for their own accounts or as agents for us. Any such remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the offered securities remarketed thereby.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase offered securities from us at the public offering price, pursuant to contracts providing for payments and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts. Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

Underwriters, dealers, agents and remarketing firms, or their affiliates, may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information and documents with the SEC. You may read and copy any document we file with the SEC at:

•	the public reference room maintained by the SEC in Washington, D.C. (450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549). Copies of such materials can be obtained from the SEC’s public reference section at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330,

•	the SEC website located at www.sec.gov., and

•	our website located at www.argonautgroup.com.

This prospectus is one part of a registration statement filed on Form S-3 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the securities, you should read the entire registration statement and the additional information described under “Documents Incorporated By Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” certain information in documents we file with them, which means that we can include important information in this prospectus or any supplement by referring the reader to those documents. We incorporate by reference all of the following documents:

•	our Annual Report on Form 10-K (as amended by our Form 10-K/A, filed on July 24, 2003) for the fiscal year ended December 31, 2002;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2003 and June 30, 2003;

•	our Current Reports on Form 8-K dated March 12, 2003, July 9, 2003, October 10, 2003 and October 27, 2003; and

•	the description of our capital stock contained in the section entitled “Description of Argonaut Group Capital Stock” in our Form 10 filed with the SEC on September 4, 1986.

We also incorporate by reference all of our filings with the SEC made pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (1) after the initial filing of the registration statement that contains this prospectus and before its effectiveness and (2) until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated. Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

We will provide at no cost to each holder, including any beneficial owner of the offered securities, to whom this prospectus or any supplement is delivered, a copy of such reports and any or all of the information that has been incorporated by reference but not delivered with this prospectus or any supplement. Please direct your oral or written request to Byron L. LeFlore, Jr., Vice President, Secretary and General Counsel, at our principal executive offices located at:

10101 Reunion Place Suite 500,

San Antonio, Texas 78216

(210) 321-8459

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters relating to the offering of securities hereunder will be passed upon for us by Byron L. LeFlore, Jr., the Vice President, Secretary and General Counsel of Argonaut Group, and Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois. Additional legal matters may be passed on for any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Argonaut Group, Inc. appearing in Argonaut Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Our consolidated financial statements as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 incorporated by reference in this Registration Statement and the financial statement schedules included in the Annual Report on Form 10-K for the year ended December 31, 2002, have been so included in reliance on the reports of Arthur Andersen LLP independent accountants, given on the authority of said firm as experts in auditing and accounting.

Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Front Royal, Inc. as of and for the four months ended December 31, 2001 included as part of Argonaut Group, Inc.’s financial statements which are included in Argonaut Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in the prospectus and elsewhere in the registration statement. The financial statements of Front Royal, Inc. included as part of Argonaut Group, Inc.’s financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to our naming it in this prospectus as having certified our consolidated financial statements for the two years ended December 31, 2001, as required by Section 7 of the Securities Act. Accordingly, Arthur Andersen LLP may not have any liability under Section 11 of the Securities Act of 1933 for false and misleading statements and omissions contained in this prospectus, including the financial statements, and any claims against Arthur Andersen LLP related to any such false and misleading statements and omissions may be limited. See “Risk Factors—You may not be able to seek remedies against Arthur Andersen LLP, our former independent accountant.”

1,400,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

RAYMOND JAMES

October 5, 2005